Exhibit 10.1

COMMUNITY BANK SYSTEM, INC.

EXECUTIVE SEVERANCE PLAN

1.      Purpose. The purpose of this Community Bank System, Inc. (“CBSI”) Executive Severance Plan (“Plan”) is to aid in the retention of certain senior executives of the Company by providing appropriate severance benefits in the event they are terminated in certain circumstances and to ensure their continued dedication to their duties in the event of a Change in Control. The Plan is not intended to provide benefits for executives who voluntarily terminate employment (except for “Good Reason”) or for executives whose employment is terminated because of reasons of retirement.

2.    Eligible Participants. Employees participating in the Plan (“Participant ”) will be those senior executives who are designated as a Participant by the Compensation Committee of the Company’s Board of Directors (“Committee ”) in its sole discretion and set forth in Exhibit A to this Plan.

3.    Payments Upon a Qualifying Termination of Employment.

(a)    Qualifying Termination - No Change in Control. If, prior to or more than two (2) years following a Change in Control, the employment of the Participant is terminated under circumstances constituting a Qualifying Termination, then, subject to the Participant’s execution of a Release as set forth in Section 5 below, the Company shall:

(i)       pay to Participant a severance benefit equal to the result of multiplying the Participant’s Base Salary by the applicable Severance Multiple;

(ii)       pay to Participant a severance benefit equal to the result of multiplying the Participant’s payments under the Management Incentive Plan for the immediately preceding fiscal year in which the Participant’s termination occurs by the applicable Severance Multiple;

(iii)       treat as immediately vested all restricted CBSI stock held by Participant;

(iv)        treat as immediately exercisable all unexpired options granted by CBSI to Participant to acquire CBSI common stock that are not exercisable or that have not been exercised, so as to permit Participant to purchase the balance of CBSI stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right determined without regard to Participant’s termination of employment; and

(v)        treat as immediately vested any performance-based equity grants of CBSI stock previously granted to Participant, on a pro rata basis, at the actual level of the performance measures that have been achieved; however, if the performance measurements are not reasonably determinable as of the date of termination, performance awards will vest pro rata at “target.”

In addition, any earned but unpaid obligations under any other benefit plan of the Company, to the extent payable thereunder, will be paid at the time and the form provided thereunder. For avoidance of doubt, the Company will pay to the Participant any earned, but unpaid annual incentive compensation for any year ending prior to the year in which the termination of employment occurs, payable in accordance with the terms of, and at the time provided under, the applicable annual incentive compensation plan, but the Company will not pay annual incentive compensation for the year during which the termination of employment occurs.

Unless Participant is a Specified Employee, the benefits payable pursuant to this Section 3(a)(i) and (ii) shall be payable in equal bi-weekly installments over the 12 month period that begins on the first day of the month following Participant’s Termination. If Participant is a Specified Employee, then installment payments during the first six months of the 12 month installment period shall be limited to the extent required by Code Section 409A, any unpaid installment amounts shall be paid immediately after such six-month period, and installment payments dues during the remaining six months shall be paid as scheduled.

(b)     Termination After a Change in Control. If, during the two (2)-year period following a Change in Control, the employment of the Participant is terminated due to (i) the Company (or its successor) terminating the Participant’s employment for reasons other than “Cause” or (ii) the Participant terminating employment for “Good Reason”, then, subject to the Participant’s execution of a Release as set forth in Section 5 below, the Company shall:

(i)       pay to Participant a severance benefit equal to the result of multiplying the Participant’s Base Salary by the applicable Severance Multiple;

(ii)       pay to Participant a severance benefit equal to the result of multiplying Participant’s payments under the Management Incentive Plan for the immediately preceding fiscal year in which the Participant’s termination occurs by the applicable Severance Multiple;

(iii)         pay to Participant a severance benefit equal to the result of multiplying the cash equivalents of the Company’s yearly contribution pursuant to any medical, dental, vision and Company-paid group life insurance benefit plans in which Participant was a participant immediately prior to termination of employment by the applicable Severance Multiple;

(iv)       treat as immediately vested all restricted CBSI stock held by Participant;

(v)        treat as immediately exercisable all unexpired options granted by CBSI to Participant to acquire CBSI common stock that are not exercisable or that have not been exercised, so as to permit Participant to purchase the balance of CBSI stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right determined without regard to Participant’s termination of employment; and

(vi)        treat as immediately vested all performance-based equity grants of CBSI stock previously granted to Participant, at the actual level of the performance measures that have been achieved; however, if the performance measurements are not reasonably determinable as of the date of termination, performance awards will vest at “target.”

In addition, any earned but unpaid obligations under any other benefit plan of the Company, to the extent payable thereunder, will be paid at the time and the form provided thereunder. For avoidance of doubt, the Company will pay to the Participant any earned, but unpaid annual incentive compensation for any year ending prior to the year in which the termination of employment occurs, payable in accordance with the terms of, and at the time provided under, the applicable annual incentive compensation plan, but the Company will not pay annual incentive compensation for the year during which the termination of employment occurs.

Unless Participant is a Specified Employee, the benefits payable pursuant to this Section 3(b)(i), (ii) and (iii) shall be payable in equal bi-weekly installments over the 12 month period that begins on the later of (i) the first day of the month following Participant’s Termination, or (ii) the first day of the month following the date that the Release under Section 5 becomes effective and irrevocable. If Participant is a Specified Employee, then installment payments during the first six months of the 12 month installment period shall be limited to the extent required by Code Section 409A, any unpaid installment amounts shall be paid immediately after such six-month period, and installment payments dues during the remaining six months shall be paid as scheduled.

(c)    Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, or other arrangement or individual contract or under any statute, rule or regulation. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Section 3, the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan.

4. Termination Upon Death or Disability.

(a)    In the event Participant’s employment with Company is terminated as a result of Participant’s death, (i) Participant shall be entitled to a pro rata portion (based on Participant’s complete months of active employment in the applicable year), at target, of the annual incentive awards that are payable with respect to the year during which the termination occurs, with such amount payable to the beneficiary designated by Participant on the “Beneficiary Designation Form” in the form attached to this Plan as Exhibit B (“Beneficiary”) at the time and in the form such annual incentive awards would have been paid to Participant; and (ii) Company shall continue payments of Participant’s Base Salary to such Beneficiary for a period of 90 days following Participant’s death.

(b) In the event Participant’s employment with Company is terminated as a result of Participant’s Disability, Participant shall be entitled to a pro rata portion (based on Participant’s complete months of active employment in the applicable year), at target, of the annual incentive awards that are payable with respect to the year during which the termination occurs, with such amount payable to Participant at the time and in the form such annual incentive awards are paid out by the Company. During the Disability Period, Participant shall further be entitled to 100% of Participant’s Base Salary otherwise payable during the Disability Period, reduced by all other Company-provided income replacement benefits to which Participant may be entitled for the Disability Period on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, workers’ compensation law, or any other benefit program or arrangement), payable in equal bi-weekly installments during the Disability Period.

5.     Release. A Participant’s entitlement to payments and benefits under Section 3 above will be conditioned on the Participant’s execution of a Release of claims in a form acceptable to the Company (“Release”), which shall be provided to the Participant no later than five (5) days after the Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the thirtieth (30th) day following the Date of Termination. If Participant fails to timely execute a Release, or if Participant revokes an executed Release within the time period described in the Release, then Participant shall have no right to the severance and other benefits described in this Plan.

6.    Taxes. Payments made and benefits provided pursuant to the Plan shall be subject to withholding for income, employment and other similar taxes Company may be required to withhold.

7.     Expenses. If any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, each party shall be responsible for its own legal fees and related expenses, if any, incurred in connection with such contest or dispute.

8.     No Guarantee of Continued Employment. Nothing in this Plan will be deemed to entitle the Participant to continued employment with the Company or its Subsidiaries or require continued employment with the Company or its Subsidiaries.

9.    Restrictive Covenants.

(a)     Noncompetition. If a Participant’s employment is terminated in accordance with Section 3 of this Plan, then during Restricted Period, such Participant shall not directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the formation or conduct of, any entity or business (“Competitive Operation”) which competes in the banking industry or with any other business conducted by Company or by any group, affiliate, division or subsidiary of Company (“Affiliates”), in the same counties of New York, Pennsylvania, Vermont, Massachusetts or any other state in which the Company or its Affiliates conducts business. Participant shall keep Company fully advised as to any activity, interest, or investment Participant may have in any way related to the banking industry or the financial services provided by the Company or its Affiliates. It is understood and agreed that, for the purposes of the foregoing provisions of this paragraph, (i) no business shall be deemed to be a business conducted by Company or its Affiliates unless 5% or more of Company’s consolidated gross sales or operating revenues is derived from, or 5% or more of Company’s consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which Participant is employed or in which he/she is interested or with which he/she is connected or associated shall be deemed competitive with any business conducted by Company or its Affiliates unless it is one from which 2% or more of its consolidated gross sales or operating revenues is derived, or to which 2% or more of its consolidated assets are devoted; and (iii) no business which is conducted by Company or its Affiliates on the Date of Termination and which subsequently is sold by Company shall, after such sale, be deemed to be a Competitive Operation within the meaning of this paragraph. Ownership of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of this subsection.

The “Restricted Period” shall begin on the Effective Date and shall end twelve (12) months after Participant’s termination of employment; provided, however, that the “Restricted Period” shall end on the date Participant’s employment ends in the event of participant’s termination for “Good Reason” (as defined in Section 26(j)), or Participant’s termination without “Cause” (as defined in Section 26(d)).

(b)     Nonsolicitation. If a Participant’s employment is terminated in accordance with Section 3 of this Plan, for a period of two years after Participant’s Date of Termination, Participant shall not directly or indirectly solicit (other than on behalf of Company or its Affiliates) business or contracts for any products or services of the type provided, developed or under development by Company or its Affiliates during Participant’s employment by Company, from or with (x) any person or entity which was a customer of Company or its Affiliates for such products or services as of, or within 12 months prior to, the date of Participant’s Date of Termination, or (y) any prospective customer which Company or its Affiliates was soliciting as of, or within 12 months prior to, Participant’s Date of Termination. Additionally, for two years after Participant’s Date of Termination, Participant will not directly or indirectly contract with any such customer or prospective customer for any product or service of the type provided, developed or which was under development by Company or its Affiliates during Company’s employment with Company. Participant will not at any time knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which Company or its Affiliates was involved or was contemplating during Participant’s employment with Company, including but not limited to relationships with customers, prospective customers, agents, contractors, vendors, service providers, and suppliers.

(c)       Non-Recruitment. If a Participant’s employment is terminated in accordance with Section 3 of this Plan, for a period of two years after Participant’s Date of Termination, Participant shall not, directly or indirectly, solicit, recruit, or hire, or in any manner assist in the hiring, solicitation or recruitment of any of individual who is or was an employee of Company or its Affiliates, or who otherwise provided services to Company or its Affiliates, within 12 months prior to the Participant’s Date of Termination.

(d)        Non-Disparagement. In the event a Participant’s employment is terminated in accordance with Section 3 of this Plan, the Participant shall not make any statement that would libel, slander or disparage the Company, any of its Subsidiaries or their respective past or present officers, directors, employees or agents. Nothing herein shall prevent such Participant from responding accurately and fully to any question, inquiry or request for information when required by legal process; provided, however, that the Participant shall provide the Company with reasonable prior written notice before responding to such a question, inquiry or request, unless such notice to the Company is prohibited under applicable law.

(e)       Confidentiality. In the event a Participant’s employment is terminated in accordance with Section 3 of this Plan, Participant shall not, without the prior written consent of Company, disclose or use in any way, either during his employment by Company or thereafter, except as required in the course of his employment by Company, any confidential business or technical information or trade secret acquired in the course of Participant’s employment by Company. Participant covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information that is not in the public domain concerning the business or finances of Company or Company’s affiliates, or any of its or their dealings, transactions or affairs which may come to Participant’s knowledge in the pursuance of his duties or employment.

(f)       Return of Company Property. In the event a Participant’s employment is terminated in accordance with Section 3 of this Plan, Participant shall promptly return to Company all documents and other property in his possession belonging to Company.

(g)       Termination of Payments. Upon the breach by Participant of any covenant under this Section 9, Company shall cease all payments to Participant and may offset and/or recover from Participant immediately any and all amounts payable to Participant under the Plan against any damages to which Company is legally entitled in addition to any and all other remedies available to Company under the law or in equity.

(h)    Enforcement. If, at the time of enforcement of this Section 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because each Participant’s services are unique, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 9. Therefore, in the event a breach or threatened breach of this Section 9, the Company and its Subsidiaries and any of their respective successors and assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

10.    Section 280G of the Code.

(a)     In the event that any payments or benefits (whether under this Plan or otherwise) payable to a Participant (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Participant. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

(b)    All determinations required to be made under this Section 10, including the reduction payments hereunder and the assumptions to be utilized in arriving at such determinations, will be made by a public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (“Accounting Firm”) which will provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a payment that may be subject to Section 4999 of the Code, or such earlier time as is requested by the Company, and whose determination will be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Participant agree to furnish to the Accountant Firm such information and documents as the Accountant Firm may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountant Firm may reasonably incur in connection with any calculations contemplated by this provision. Any determinations by the Accounting Firm with respect to whether any payments or benefits are subject to reduction under this Section 10 will be binding upon the Company and the Participant.

11.    Successors; Binding Agreement. This Plan will survive any Change in Control, and the provisions of this Plan will be binding upon the surviving corporation, which will be treated as the Company hereunder. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant dies while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if No person is so appointed, to the Participant’s estate.

12.    Notice.

(a)       For purposes of this Plan, all notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid and addressed as follows:

If to the Participant: the address listed as the Participant’s address in the Company’s personnel files.

If to the Company:

Community Bank System, Inc.

Attention: General Counsel

5790 Widewaters Parkway

Dewitt, NY 13214

(b)    A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, will (i) indicate the specific termination provision in this Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than thirty (30) nor more than forty (40) days after the giving of such notice). The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause does not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

13.     Full Settlement; Resolution of Disputes and Costs.

(a)    In no event will the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

(b)    Any dispute between the parties relating to the terms of the Plan, or any interpretation, construction or enforcement hereof, shall first be submitted to non-binding arbitration in Syracuse, New York in accordance with the rules and regulations of the American Arbitration Association then in effect. Each party shall be responsible for its own costs and expenses in pursuing non-binding arbitration, and any arbitration fees or costs shall be shared equally between the parties. However, if Participant is a party in an arbitration to collect payments due pursuant to the Plan and prevails in collecting payments due in the arbitration or settlement of the arbitration, Company shall reimburse Participant for reasonable attorneys’ fees incurred by Participant in connection with such arbitration. The foregoing right to reimbursement shall expire on the fifth anniversary of Participant’s separation from employment with Company.

14.    Employment with Subsidiaries. Employment with the Company for purposes of this Plan shall include employment with any Subsidiary.

15.     Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Section 3 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Plan), 4, 5, 6, 7 and 9 shall survive the termination of this Plan.

16.       Entire Agreement; Release From Prior Agreements. This Plan represents the entire agreement with respect to severance and other benefits that may become payable to a Participant following termination of employment and specifically supersedes any and all oral or written agreements on its subject matter previously entered into by the Participant and the Company. A Participant shall not be entitled to receive severance benefits under other Company policies, plans, programs or other arrangements to the extent those arrangements would provide duplicate or similar benefits to the benefits provided under this Plan, including but not limited to severance pay programs. Notwithstanding the foregoing, the terms of any equity grants of CBSI stock previously granted to Participant shall control in the event of any inconsistency with this Plan.

17.     Governing Law; Validity. Except to the extent this plan is subject to ERISA, the interpretation, construction and performance of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principle of conflicts of laws, and applicable federal laws. The invalidity or unenforceability of any provision of this plan shall not affect the validity or enforceability of any other provision of this plan, which other provisions shall remain in full force and effect.

18.    Amendment and Termination. The Committee may amend or terminate the Plan at any time without the consent of the Participants; provided, however, that Participants must be given at least six (6) months’ notice of amendments that are adverse to the interests of the Participants (except that termination of a Participant’s participation in the Plan may be made with three (3) months’ notice) or planned termination of the Plan, and provided, further, that any termination or amendments to the Plan that are adverse to the interests of any Participant and made in anticipation of a Change of Control will give a Participant the right to enforce his or her rights pursuant to this Plan. Notwithstanding the foregoing, during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control, no Participant’s participation hereunder may be terminated and the Plan may not be terminated or amended in any manner which is materially adverse to the interests of any Participant without the prior written consent of such Participant.

19.     Interpretation and Administration. The Plan shall be administered by the Committee (or any successor committee). The Committee (or any successor committee) will have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administration of the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (vi) to delegate its responsibilities and authority hereunder to a subcommittee of the Committee. Actions of the Board or the Committee (or any successor committee) shall be taken by a majority vote of its members.

20.    Claims and Appeals. Participants may submit claims for benefits by giving notice to the Company pursuant to Section 12 of this Plan. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the Committee in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the Committee, or its delegate, shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Plan provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the Committee, the Participant may: (i) request a review of the denial by the Committee or, where review authority has been so delegated, by such other person or entity as may be designated by the Committee for this purpose; (ii) review any Plan documents relevant to his or her claim; and (iii) submit issues and comments to the Committee or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Committee or its delegate within sixty (60) days of the date the applicant received notice of the initial denial unless special circumstances require an extension of time for processing. The Committee or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty (30) days of the date the Committee or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 20 will be permitted at the sole discretion of the Committee or its delegate. If the Committee does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim shall be deemed denied.

21.     Type of Plan. This Plan is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees (i.e., a “top hat” plan).

22.    Nonassignability. Benefits under the Plan may not be assigned by the Participant. The terms and conditions of the Plan shall be binding on the successors and assigns of the Company.

23.    Section 409A.

(a)     Any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Participant only upon a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). Each severance payment made under this Plan shall be deemed to be a separate payment, and amounts payable under Sections 3 and 4 of this Plan shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

(b)    Notwithstanding anything to the contrary in this Plan or elsewhere, any payment or benefit under this Plan or otherwise that is exempt from Section 409A pursuant to final Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Participant only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Participant’s second taxable year following the Participant’s taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the Participant’s third taxable year following the taxable year in which the Participant’s “separation from service” occurs.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one (1) calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Plan or elsewhere, in the event that a Participant waives the provisions of another severance or change in control agreement or arrangement to participate in this Plan and such participation in this Plan is later determined to be a “substitution” (within the meaning of Section 409A) for the benefits under such agreement or arrangement, then any payment or benefit under this Plan that such Participant becomes entitled to receive during the remainder of the waived term of such agreement or arrangement shall be payable in accordance with the time and form of payment provisions of such agreement or arrangement.

24.     Certain Reductions; Recoupment. Notwithstanding anything herein to the contrary, any payments or benefits payable to a Participant under this Plan are subject to reduction to the extent that such payment or benefit would exceed the amount permitted to be paid under any applicable Company policy as may be in effect from time to time. Notwithstanding anything in this Plan to the contrary, in no event shall any payment or benefit under this Plan be paid, provided or accrued, if any such payment, provision or accrual would be in violation of applicable law, rule or regulation (“Applicable Law”). In addition, to the extent that any provision of Applicable Law or any recoupment policy or practice of the Company as in effect from time to time requires any payments or benefits paid (or provided or to be paid or provided) to a Participant to be forfeited or recouped from the Participant, each such payment or benefit shall be subject to forfeiture or recoupment, as applicable, and such Participant’s right to receive or retain each such payment or benefit shall terminate.

25.    Effective Date. The Plan shall be effective as of July 18, 2023, unless a different Effective Date is specified for a Participant in Exhibit A.

26.    Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:

(a)       “Applicable Entity” means, for each Participant, the applicable entity forth on Exhibit A hereto.

(b)       “Base Salary” means the Participant’s annual rate of base salary as in effect on the Participant’s Date of Termination (or, if greater, the highest annual rate of base salary during the twelve-month period immediately prior to the Participant’s Date of Termination).

(c)       “Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the surviving corporation.

(d)       “Cause” means any of the following with respect to a Participant:

(i)       Any documented misconduct, including acts of fraud or dishonesty, by Participant as an employee or director of Company, or any subsidiary or affiliate of Company for which Participant is performing services hereunder, which is material and adverse to the interests, monetary or otherwise, of Company or any subsidiary or affiliate of Company;

(ii)       Unreasonable neglect or refusal to perform the duties assigned to Participant, unless cured within thirty (30) days following Company’s written notice to Participant specifying the nature of the neglect or refusal;

(iii)       Conviction of a crime or entering a guilty plea or plea of no contest involving any act of dishonesty or moral turpitude, or the commission of a felony;

(iv)       Adjudication as a bankrupt, which adjudication has not been contested in good faith, unless bankruptcy is caused directly by Company’s unexcused failure to perform its obligations under this Plan;

(v)       Documented failure to follow the reasonable, written instructions of the Board of Directors of Company, Company’s President and Chief Executive Officer, or senior officer to whom Participant reports, provided that the instructions do not require Participant to engage in unlawful conduct;

(vi)       A violation of a material rule or regulation of the Office of the Comptroller of the Currency or of any other regulatory agency governing Company or any subsidiary or affiliate of Company; or

(vii)        A breach of a material term of the Plan or violation in any material respect of any code or standard of conduct generally applicable to employees of the Company, after being advised in writing of such breach or violation and given a reasonable opportunity and period (as determined by the Company in its discretion) to remedy such breach or violation, provided that the right to cure such breach is not applicable if the breach is not able to be cured as determined in Company’s sole discretion.

(e)       “Change in Control” means the occurrence of any one of the following events:

(i)       any “person,” including a “group” as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Applicable Entity (as defined in Exhibit A) representing 30% or more of either (x) the then-outstanding shares of common stock of the Applicable Entity (the “Outstanding Employer Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Applicable Entity entitled to vote generally in the election of directors (the “Outstanding Employer Voting Securities”); provided, however, that a Change of Control shall not include any acquisition pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition;

(ii)       individuals who constitute the Board of Directors of CBSI or CBNA on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board, or whose nomination for election by CBSI or CBNA’s stockholders was approved by the same Nominating or Governance Committee serving under the Incumbent Board, shall be, for purposes of this provision, considered as though he were a member of the Incumbent Board;

(iii)       the Applicable Entity is merged or consolidated with, or sells or otherwise disposes of all or substantially all of its assets to, another person, or completes a recapitalization or share exchange (a “Business Combination”) unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Applicable Entity or substantially all of the Applicable Entity’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities, respectively, immediately prior to such Business Combination and (y) no person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)        Approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Applicable Entity

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Internal Revenue Code and the guidance issued thereunder, no transaction shall be treated as a Change of Control unless such transaction also qualifies as a “change in control event” as defined under Section 409A.

(f)       “Code” means the Internal Revenue Code of 1986, as amended.

(g)       “Company” means Community Bank System, Inc. and its affiliates and subsidiaries, including Community Bank, N.A. (“CBNA”), Benefit Plans Administrative Services, LLC (“BPAS”) and OneGroup NY, Inc. (“OneGroup”).

(h)       “Date of Termination ” means (i) the effective date on which the Participant’s employment by the Company terminates as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, delivered pursuant to Section 12 or (ii) if the Participant’s employment by the Company terminates by reason of death, the date of death of the Participant.

(i)       “Disability ” means Participant’s inability to perform substantially all of Participant’s duties as an employee of Company by reason of physical or mental illness or injury for a period of twenty-six successive weeks (the “Disability Period”). The determination of Disability shall be made by a physician selected by Company and a physician selected by Participant; provided, however, that if the two physicians so selected shall disagree, the determination of Disability shall be submitted to arbitration in accordance with the rules of the American Arbitration Association and the decision of the arbitrator shall be binding and conclusive on Participant and Company.

(j)    “Good Reason” means, with respect to any Participant, action taken by Company, without the Participant’s express written consent, that results in:

(i)       A material adverse change in Participant’s authority, duties, responsibilities, or base compensation, except to the extent that such changes in base compensation are part of a generally applicable reduction in compensation of all of the Company’s executives;

(ii)       A relocation of more than 50 miles of the office from which Participant is expected to perform their duties; or

(iii)       A material breach of the terms of this Plan

(iv)       the failure of the Company to obtain the assumption of this Plan from any successor.

In all cases, Participant must provide notice to Company of the existence of a condition described in (i), (ii) (iii) or (iv) above within thirty (30) days of the initial existence of the condition, upon the notice of which Company shall have thirty (30) days thereafter in which to remedy the condition. If the Good Reason condition is not remedied within the 30-day remedy period, Participant shall receive the severance benefit described in Section 3 only if Participant terminates employment within thirty business days following the expiration of the 30-day remedy period.

(k)       “Investigation ” means an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal or state laws or a governmental department or agency.

(l)       “Management Incentive Plan” means Company’s Management Incentive Plan (or equivalent successor plan).

(m)       “Qualifying Termination” means a termination of the Participant’s employment with the Company (i) by the Company other than for Cause or (ii) by the Participant for Good Reason. Termination of the Participant’s employment on account of death, Disability, by the Company for Cause or by the Participant other than for Good Reason shall not be treated as a Qualifying Termination. Notwithstanding the foregoing, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

(n)       “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

(o)       “Section 409A ” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder.

(p)       “Severance Multiple ” means, for each Participant, the applicable multiple set forth on Exhibit A hereto.

(q)       “Specified Employee” means a Participant who is a “specified employee” within the meaning of Code Section 409A and the regulations thereunder.

Dated: July 18, 2023	COMMUNITY BANK SYSTEM, INC.

	By:	/s/ Maureen Gillan-Myer